Filed Pursuant to Rule 424(b)(3)

Registration No. 333-192475

PROSPECTUS SUPPLEMENT NO. 3

SCHOOL SPECIALTY, INC.

402,296 shares of Common Stock

This prospectus supplement relates to the prospectus dated January 30, 2014, as supplemented by Prospectus Supplement No. 1 dated March 21, 2014 and Prospectus Supplement No. 2 dated April 30, 2014, which covers the sale of an aggregate of up to 402,296 shares of our common stock, $0.001 par value per share (the “Common Stock”), by the selling stockholders identified in the prospectus (collectively with any such holder’s transferee, pledgee, donee or successor, referred to below as the “Selling Stockholders”).  The shares of common stock covered by the prospectus were issued in connection with the voluntary petitions for relief under Chapter 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) filed by us and certain of our subsidiaries (collectively, the “Debtors”) on January 28, 2013, pursuant to the May 23, 2013 Bankruptcy Court order confirming the Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, as corrected by the Bankruptcy Court on June 3, 2013.

We will not receive any proceeds from the sale by the Selling Stockholders of the shares covered by the prospectus.

This prospectus supplement is being filed to include the information set forth in our current reports on Form 8-K filed on May 27, 2014 and May 29, 2014, which are set forth below.  This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement.

The last reported price of our common stock on the OTCQB marketplace was on May 9, 2014 and was $107.00 per share.  Although our stock is quoted in the OTCQB, it is thinly traded, and as a result our investors do not have a meaningful degree of liquidity. Our executive offices are located at W6316 Design Drive, Greenville, Wisconsin 54942, and our telephone number is (920) 734-5712.

Investing in our securities involves risks.  You should carefully consider the Risk Factors beginning on page 1 of the prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement are truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 30, 2014.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  May 22, 2014

SCHOOL SPECIALTY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24385	39-0971239
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

W6316 Design Drive Greenville, Wisconsin 54942
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (920) 734-5712

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Awards under the 2014 Incentive Plan

On May 22, 2014, the Board of Directors (the “Board”) of School Specialty, Inc. (the “Company”) granted options to certain members of management under the 2014 Incentive Plan of the Company (the “Plan”), subject to the approval of the Plan by the stockholders of the Company at the 2014 annual meeting of stockholders, to purchase an aggregate of 35,741 shares of the Company’s common stock at an exercise price equal to $130 per share.  These options will vest as to one-half of the option shares on the second anniversary of the date of grant and as to one-fourth of the option shares on each of the third and fourth anniversaries of the date of grant.  As part of this grant, the executive officers of the Company received options to purchase the following number of shares:  Patrick Collins, Executive Vice President—Distribution:  8,154 shares; Richmond Holden, Executive Vice President—Curriculum Group:  5,435 shares; and Kevin Baehler, Interim Chief Financial Officer:  2,717 shares.  Joseph Yorio, the President and Chief Executive Officer of the Company, did not receive an option as part of this grant in light of the option granted to him in April 2014.

The foregoing description of the options does not purport to be complete and is qualified in its entirety by reference to the form of Executive Stock Option Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Management Incentive Plan Bonus Opportunities

On May 22, 2014, the Board approved an increase in the annual target cash bonus opportunity under the Company’s Management Incentive Plan for fiscal 2015 for each of the Executive Vice President—Distribution and the Chief Financial Officer from 50% of base salary to 60% of base salary.

Item 9.01.

Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Form of Executive Stock Option Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHOOL SPECIALTY, INC.

Dated: May 27, 2014	By: /s/ Kevin Baehler
Kevin Baehler Interim Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Executive Stock Option Agreement.

Exhibit 10.1

SCHOOL SPECIALTY, INC.

2014 INCENTIVE PLAN

STOCK OPTION AGREEMENT

School Specialty, Inc. (the “Company”) hereby grants you an option (the “Option”) under the 2014 Incentive Plan of School Specialty, Inc. (the “Plan”).  Notwithstanding anything herein contained to the contrary, if the Plan is not approved by the Company’s stockholders at the 2014 annual meeting of stockholders, this Option shall be null and void and of no further effect.  The Option lets you purchase a specified number of shares of the Common Stock (the “Option Shares”), at price per share specified in Schedule I hereto (the “Exercise Price”).

Schedule I to this Agreement provides the details for your grant, including the number of Option Shares, the Exercise Price, the latest date the Option will expire (the “Term Expiration Date”), and any special rules that apply to your Option.  As specified in Schedule I, the Company intends this Option to be a nonqualified stock option (“NQSO”), not subject to the rules contained in Code Section 422.

The Option is subject in all respects to the applicable provisions of the Plan.  This Agreement does not cover all of the rules that apply to the Option under the Plan, and the Plan defines any terms in this Agreement that this Agreement does not.

In addition to the terms and restrictions in the Plan, the following terms and restrictions apply to each Option:

Option

While your Option remains in effect under the Expiration section below,

Exercisability

you may exercise any exercisable portions of that Option (and buy the Option Shares) under the timing rules Schedule I specified under “Option Exercisability Provisions.”

Method of

Subject to this Agreement and the Plan, you may exercise the Option (and only to

Exercise and

the extent such Option is vested and exercisable) by providing a written notice

Payment for

(or notice through another previously approved method, which could include a

Shares

voice- or e-mail system) to the Secretary of the Company, an Assistant Secretary of the Company designated by the Administrator or to whomever the Administrator designates, on or before the date the Option expires.  Each such notice must satisfy whatever procedures then apply to the Option and must contain such representations (statements from you about your situation) as the Company requires.  You must, at the same time, pay the Exercise Price using one or more of the methods described below.  Please note that until the Company notifies you otherwise, or unless you indicate otherwise on your notice of option exercise, all exercises of the Option will be done on a “Net Exercise” basis, which is the preferred method under the Plan.

Net Exercise

The Company delivers the number of shares to you that equals the number of Option Shares for which the Option was exercised, reduced by the number of whole shares of common stock with a Fair Market Value on the date of exercise equal to the Exercise Price and the minimum tax withholding required by law; to the extent the combined value of the whole shares of common stock, valued at their Fair Market Value on the date of exercise, is not sufficient to equal the Exercise Price and minimum tax withholding obligation, the Company will withhold the additional amount from your next pay check, or if you are not employed by the Company, you must pay the additional amount in cash to the Company before delivery of the shares will be made to you;

Cashless

an approved cashless exercise method, including directing

Exercise

the Company to send the stock certificates (or other acceptable evidence of ownership) to be issued under the Option to a licensed broker acceptable to the Company as your agent in exchange for the broker’s tendering to the Company cash (or acceptable cash equivalents) equal to the Exercise Price and any required tax withholdings (at the minimum required level); or

Cash/Check

cash, a cashier’s or certified check in the amount of the Exercise Price, and any required tax withholdings, payable to the order of the Company.

Expiration

You cannot exercise the Option after it has expired.  The Option will expire no later than the close of business on the Term Expiration Date shown on Schedule I. The “Option Expiration Rules” in Schedule I provide the circumstances under which the Option will terminate before the Term Expiration Date because of, for example, your termination of employment.  The Administrator can override the expiration provisions of Schedule I.

Compliance

You may not exercise the Option if the Company’s issuing stock upon with Law

such exercise would violate any applicable federal or state securities laws or other laws or regulations.  You may not sell or otherwise dispose of the Option Shares in violation of applicable law.  As part of this prohibition, you may not use the Cashless Exercise method if the Company’s insider trading policy then prohibits you from selling to the market.

Additional

The Company may postpone issuing and delivering any Option Shares

Conditions

for so long as the Company determines to be advisable to satisfy the to Exercise

following:

•

its completing or amending any securities registration or qualification of the Option Shares or its or your satisfying any exemption from registration under any Federal or state law, rule, or regulation;

•

its receiving proof it considers satisfactory that a person seeking to exercise the Option after your death or Disability (as defined in Schedule I) is authorized and entitled to do so;

•

your complying with any requests for representations under the Plan; and

•

your complying with any federal or state tax withholding obligations.

Additional

If you exercise the Option at a time when the Company does not have a

Representations

current registration statement (generally on Form S-8) under the from You

Securities Act of 1933 (the “Act”) that covers issuances of shares to you, you must comply with the following before the Company will issue the Option Shares to you.  You must —

•

represent to the Company, in a manner satisfactory to the Company’s counsel, that you are acquiring the Option Shares for your own account and not with a view to reselling or distributing the Option Shares; and

•

agree that you will not sell, transfer, or otherwise dispose of the Option Shares unless:

-

a registration statement under the Act is effective at the time of disposition with respect to the Option Shares you propose to sell, transfer, or otherwise dispose of; or

-

the Company has received an opinion of counsel or other information and representations it considers satisfactory to the effect that, because of Rule 144 under the Act or otherwise, no registration under the Act is required.

No Effect on

Nothing in this Agreement restricts the Company’s rights or those of any

Employment

of its affiliates to terminate your employment or other relationship at any or Other

time, with or without cause.  The termination of employment or other

Relationship

relationship, whether by the Company or any of its affiliates or otherwise, and regardless of the reason for such termination, has the consequences provided for under the Plan and any applicable employment or severance agreement or plan.

Not a Stockholder

You understand and agree that the Company will not consider you a stockholder, and you do not have any rights or privileges of a stockholder for any purpose with respect to any of the Option Shares unless and until you have exercised the Option, paid for the shares, and received evidence of ownership.

Governing Law

The laws of the State of Delaware will govern all matters relating to this Agreement, without regard to the principles of conflict of laws, except to the extent superseded by the laws of the United States of America.

Notices

Any notice you give to the Company must follow the procedures then in effect under the Plan and this Agreement.  If no other procedures apply, you must deliver your notice in writing by hand or by mail to the office of the Assistant Secretary designated by this Administrator.  If mailed, you should address it to such Assistant Secretary at the Company’s then corporate headquarters, unless the Company directs optionees to send notices to another corporate department or to a third party administrator or specifies another method of transmitting notice.  The Company will address any notices to you at your office or home address as reflected on the Company’s personnel or other business records.  You and the Company may change the address for notice by like notice to the other, and the Company can also change the address for notice by general announcements to optionees.

Plan Governs

Wherever a conflict may arise between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control; provided, however, that this Agreement may impose greater restrictions on, or grant lesser rights, than the Plan.

SCHOOL SPECIALTY, INC.

2014 INCENTIVE PLAN

STOCK OPTION AGREEMENT

OPTIONEE ACKNOWLEDGMENT

I acknowledge that I have received a copy of the Plan and this Agreement (including Schedule I).  I represent that I have read and am familiar with the terms of the Plan and this Agreement (including Schedule I).  By signing where indicated below, I accept the Option subject to all of the terms and provisions of this Agreement (including Schedule I) and the Plan, as may be amended in accordance with its terms.  I agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator concerning any questions arising under the Plan and this Agreement with respect to the Option.

NO ONE MAY SELL, TRANSFER, OR DISTRIBUTE THE OPTION OR THE SECURITIES THAT MAY BE PURCHASED UPON EXERCISE OF THE OPTION WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATING THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO SCHOOL SPECIALTY, INC. OR OTHER INFORMATION AND REPRESENTATIONS SATISFACTORY TO SCHOOL SPECIALTY, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

Employee By: [insert name of optionee] Date: May [●], 2014	SCHOOL SPECIALTY, INC. By: Title: [insert title] Date: May [●], 2014

Grant No. [●]

SCHOOL SPECIALTY, INC.
2014 INCENTIVE PLAN
STOCK OPTION AGREEMENT

SCHEDULE I

Optionee Information:

Name:

[●]

Option Information:

Option:  [●] Option Shares

Exercise Price per Share: $130.00

Date of Grant:  May [●], 2014

Term Expiration Date:  May [●], 2024

Type of Option:  Nonqualified Stock Options

Option Vesting Provisions

Except as otherwise provided in the Plan and this Agreement, the Option will vest as to one-half of the Option Shares on the second anniversary of the Date of Grant and as to one-fourth of the Option Shares on each of the third and fourth anniversaries of the Date of Grant.

Option Exercisability Provisions

No portion of this Option may be exercised until such portion vests, and then only in accordance with the Plan and this Agreement.  Any unvested portions of the Option will vest and become exercisable upon a Change in Control.

Option Expiration Rules

Any unvested portions of the Option will expire immediately after you cease to be employed by the Company, after taking into account any accelerated vesting as provided above. Any vested and exercisable portions of the Option will remain exercisable until the earliest of the following to occur, and then immediately expire:

•

termination of your employment by the Company for Cause or upon your voluntary termination of employment

•

on the 90th day after termination of employment by the Company without Cause or your resignation with Good Reason

•

the earlier of (i) 180 days after your termination of employment due to a Disability and (ii) 30 days after you cease to have a Disability that resulted in the termination of your employment

•

180 days after termination of your employment due to your death

•

the Term Expiration Date

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  May 28, 2014

SCHOOL SPECIALTY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24385	39-0971239
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

W6316 Design Drive Greenville, Wisconsin 54942
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (920) 734-5712

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain
Officers.

Awards under the 2014 Incentive Plan

On May 28, 2014, the Board of Directors (the “Board”) of School Specialty, Inc. (the “Company”) granted 5,500 stock appreciation rights (“SARs”) to each of the non-employee members of the Board under the 2014 Incentive Plan of the Company (the “Plan”), subject to the approval of the Plan by the stockholders of the Company at the 2014 annual meeting of stockholders.  Each SAR has a grant date value of $130 and will be settled in cash upon exercise.  The SARs will vest as to one-half of the SARs on the second anniversary of the date of grant and as to one-fourth of the SARs on each of the third and fourth anniversaries of the date of grant.

The foregoing description of the SARs does not purport to be complete and is qualified in its entirety by reference to the form of Director Stock Appreciation Right Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.

Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Form of Director Stock Appreciation Right Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHOOL SPECIALTY, INC.

Dated: May 28, 2014	By: /s/ Kevin Baehler
Kevin Baehler Interim Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Director Stock Appreciation Right Agreement.

Exhibit 10.1

SCHOOL SPECIALTY, INC.

2014 INCENTIVE PLAN

STOCK APPRECIATION RIGHT AGREEMENT

School Specialty, Inc. (the “Company”) hereby grants you stock appreciation rights (each, an “SAR”) under the 2014 Incentive Plan of School Specialty, Inc. (the “Plan”).  Notwithstanding anything herein contained to the contrary, if the Plan is not approved by the Company’s stockholders at the 2014 annual meeting of stockholders, the SARs shall be null and void and of no further effect.  Each SAR entitles you to receive from the Company an amount in cash substantially equal to the excess of the Fair Market Value of one share of Common Stock as of the business day immediately preceding the date of exercise over the Grant Value specified in Schedule I hereto.

Schedule I to this Agreement provides the details for your grant, including the number of SARs, the Grant Value, the latest date the SARs will expire (the “Term Expiration Date”), and any special rules that apply to your SARs.

The SARs are subject in all respects to the applicable provisions of the Plan.  This Agreement does not cover all of the rules that apply to the SARs under the Plan, and the Plan defines any terms in this Agreement that this Agreement does not.

In addition to the terms and restrictions in the Plan, the following terms and restrictions apply to each SAR:

SAR

While your SARs remain in effect under the Expiration section below,

Exercisability

you may exercise any exercisable SARs under the timing rules specified in Schedule I under “SAR Exercisability Provisions.”

Method of

Subject to this Agreement and the Plan, you may exercise an SAR (and only to

Exercise

the extent such SAR is vested and exercisable) by providing a written notice

(or notice through another previously approved method, which could include a voice- or e-mail system) to the Secretary of the Company, an Assistant Secretary of the Company designated by the Administrator or to whomever the Administrator designates, on or before the date the SAR expires.  Each such notice must satisfy whatever procedures then apply to the SAR and must contain such representations (statements from you about your situation) as the Company requires.  The Company shall be entitled to pay and withhold from any amounts payable by the Company to you the amount of any tax which it believes is required as a result of the exercise of any SAR.

Expiration

You cannot exercise an SAR after it has expired.  SARs will expire no later than the close of business on the Term Expiration Date shown on Schedule I. The “SAR Expiration Rules” in Schedule I provide the circumstances under which the SARs will terminate before the Term Expiration Date because, for example, you cease to be a Service Provider.  The Administrator can override the expiration provisions of Schedule I.

Compliance

You may not sell or otherwise dispose of the SARs in violation of applicable law.

Additional

The Company may postpone issuing and delivering any proceeds

Conditions

for so long as the Company determines to be advisable to satisfy the to Exercise

following:

•

its receiving proof it considers satisfactory that a person seeking to exercise an SAR after your death or Disability is authorized and entitled to do so;

•

your complying with any requests for representations under the Plan; and

•

your complying with any federal or state tax withholding obligations.

No Effect on

Nothing in this Agreement restricts the Company’s rights or those of any

Relationships

of its affiliates to terminate its or their relationship with you at any time, with or without cause.  The termination any such

relationship, whether by the Company or any of its affiliates or otherwise, and regardless of the reason for such termination, has the consequences provided for under the Plan.

Not a Stockholder

You understand and agree that the Company will not consider you a stockholder, and you do not have any rights or privileges of a stockholder for any purpose with respect to any of the SARs.

Governing Law

The laws of the State of Delaware will govern all matters relating to this Agreement, without regard to the principles of conflict of laws, except to the extent superseded by the laws of the United States of America.

Notices

Any notice you give to the Company must follow the procedures then in effect under the Plan and this Agreement.  If no other procedures apply, you must deliver your notice in writing by hand or by mail to the office of the Assistant Secretary designated by the Administrator.  If mailed, you should address it to such Assistant Secretary at the Company’s then corporate headquarters, unless the Company directs grantees to send notices to another corporate department or to a third party administrator or specifies another method of transmitting notice.  The Company will address any notices to you at your office or home address as reflected on the Company’s personnel or other business records.  You and the Company may change the address for notice by like notice to the other, and the Company can also change the address for notice by general announcements to grantees.

Plan Governs

Wherever a conflict may arise between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control; provided, however, that this Agreement may impose greater restrictions on, or grant lesser rights, than the Plan.

SCHOOL SPECIALTY, INC.

2014 INCENTIVE PLAN

STOCK APPRECIATION RIGHT AGREEMENT

GRANTEE ACKNOWLEDGMENT

I acknowledge that I have received a copy of the Plan and this Agreement (including Schedule I).  I represent that I have read and am familiar with the terms of the Plan and this Agreement (including Schedule I).  By signing where indicated below, I accept the SARs subject to all of the terms and provisions of this Agreement (including Schedule I) and the Plan, as may be amended in accordance with its terms.  I agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator concerning any questions arising under the Plan and this Agreement with respect to the SARs.

Director By: [insert name of grantee] Date: May [●], 2014	SCHOOL SPECIALTY, INC. By: Title: [insert title] Date: May [●], 2014

 Grant No. [●]

SCHOOL SPECIALTY, INC.
2014 INCENTIVE PLAN
STOCK APPRECIATION RIGHT AGREEMENT

SCHEDULE I

Grantee Information:

Name:

[●]

SAR Information:

Number:  [●] SARs

Grant Value: $130.00

Date of Grant:  May [●], 2014

Term Expiration Date:  May [●], 2024

SAR Vesting Provisions

Except as otherwise provided in the Plan and this Agreement, the SARS will vest as to one-half of the SARs on the second anniversary of the Date of Grant and as to one-fourth of the SARS on each of the third and fourth anniversaries of the Date of Grant.

SAR Exercisability Provisions

No SAR may be exercised until such SAR vests, and then only in accordance with the Plan and this Agreement.  Any unvested SARs will vest upon a Change in Control.  A vested SAR may only be exercised on the earliest of (a) the date after which you cease to be a Service Provider, (b) within 30 days prior to the Term Expiration Date and (c) a Change of Control, provided that in the case of clauses (a) and (b), the SAR shall remain exercisable until the date set forth under “SAR Expiration Rules”.

SAR Expiration Rules

Any unvested SARs will expire immediately after you cease to be a Service Provider. Any vested and exercisable SARs will remain exercisable until the earliest of the following to occur, and then immediately expire:

•

on the 90th day after you cease to be a Service Provider for any reason other than Disability or death

•

on the 180th day after you cease to be a Service Provider due to a Disability

•

on the 180th day after your death while you are a Service Provider

•

the Term Expiration Date